Exhibit 10.122

CREDIT AGREEMENT

dated as of October 17, 2023

between

VINTAGE STOCK, INC.
as a Borrower

and

Bank Midwest, a division of NBH BANK
as Bank

$15,000,000.00 Revolving Credit Loan

CORE/3000603.0154/183830292.4

CREDIT AGREEMENT

This Credit Agreement is made as of October 17, 2023, by and between VINTAGE STOCK, INC., a Missouri corporation (“Vintage Stock” and together with each other Person joining this Agreement as a borrower, individually and collectively, jointly and severally, the “Borrower”), and Bank Midwest, a division of NBH BANK (the “Bank”).

Borrower has requested, and, subject to the terms and conditions of this Agreement, Bank has agreed, to extend credit and other financial accommodations to Borrower.

In consideration of the mutual agreements set forth herein, the parties agree as follows:

Section 1 Definitions

1.1Definitions.    When used in this Agreement, the following terms have the following meanings:

“Account Debtor” means any Person who is or may become obligated in respect of an Account.

“Accounts” means all accounts (as defined in the UCC), general intangibles, contract rights, chattel paper, instruments and documents, in which the Borrower acquires an interest on or after the Closing Date.

“Adjusted EBITDAR” means, for any period, for the Borrower and its Subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied, EBITDAR, less (a) Restricted Payments, (b) Capital Expenditures, (c) income tax expense paid in cash, and (d) unusual or non- recurring items of income or gains realized other than in the ordinary course of business as determined by Bank in its reasonable discretion, plus (e) usual, customary and reasonable fees and expenses paid by Borrower in connection with (i) the closing of the Loan to the extent paid on or prior to the date that is one hundred eighty (180) days following the Closing Date in an aggregate amount not to exceed $100,000, and
(ii) any amendment or other modification of this Agreement or any other Loan Document to the extent paid on or prior to the date that is one hundred eighty (180) days following the closing of such amendment or modification in an aggregate amount not to exceed $25,000 during any twelve month period, (f) one-time, non-recurring charges or losses paid in cash in an amount not to exceed $650,000 in the aggregate during any fiscal year of Borrower, which are incurred other than in the ordinary course of business as permitted by the Bank in its reasonable discretion.

“Affiliate” means a Person (a) which owns or otherwise has an interest in ten percent or more of the Equity Interests of the Borrower, (b) ten percent or more of the Equity Interests of which the Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of the Borrower or any combination thereof) owns or otherwise has an interest in, or (c) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Borrower. For purposes of subpart (c) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

“Agreement” means this Credit Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.

“Adjusted Term SOFR Rate” means the greater of (a) the Term SOFR Rate, plus 2.36% per annum, or (b) 6.50% per annum.

Credit Agreement – Page 1

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrowing Base” means, at any time, an amount equal to the lesser of (a) the sum of (i) 85% of the face amount of Eligible Credit Card Receivables outstanding at such time, plus (ii) the Eligible Inventory Advance Amount at such time, or (b) the Revolving Credit Commitment, and subtracting from the lesser of (a) and (b), the amount of L/C Obligations and Borrowing Base Reserves, if any.

“Borrowing Base Certificate” means a certificate, in favor of the Bank, signed by the chief financial officer of Vintage Stock, substantially in the form of Exhibit B hereto, or in such other form as the Bank may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine the Borrowing Base at a particular time.

“Borrowing Base Reserves” means (a) reserves established with respect to the Borrowing Base, as determined by the Bank in its reasonable credit judgment at any time and from time to time, including, without limitation, a reserve in an amount equal to the greater of (i) two (2) months rent for each leased location of Borrower at which inventory is stored and for which Borrower has failed to deliver to Bank a landlord agreement or similar agreement, in form and substance reasonable acceptable to Bank, executed by the landlord, lessor or bailee of such location, and (ii) the amount of Borrower’s delinquent rental obligations with respect to such facility, which reserve shall remain in effect until Borrower has delivered to Bank a landlord agreement or similar agreement, in form and substance reasonable acceptable to Bank, executed by the landlord, lessor or bailee of such location; or (b) reserves established as a result of the revision of the standards of eligibility in respect of Eligible Credit Card Receivables and Eligible Inventory by the Bank in its reasonable credit judgment at any time and from time to time, in each case upon written notice to the Borrower.

“Business Day” means a day on which the Bank is open for business to the general public other than a Saturday or Sunday, provided that, for purposes of determining SOFR, a Business Day shall not include any day in respect of which SOFR is not determined by the Term SOFR Administrator.

“Capital Expenditures” means expenditures made and liabilities incurred for the direct or indirect acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including payments with respect to capitalized lease obligations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Closing Date” means the date of this Agreement, as set forth in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, real, personal or otherwise, with respect to which a Lien has been granted to or for the benefit of the Bank pursuant to the Security Agreement or any of the other Loan Documents or which otherwise secures the payment or performance of any Obligation.

“Compliance Certificate” means a certificate, in favor of the Bank, signed by the chief financial officer of Vintage Stock, substantially in the form of Exhibit C hereto, or in such other form as the Bank may request from time to time, which sets forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with the financial covenants set forth in this Agreement for the relevant time period.

“Debt” means, with respect to any Person, any of the following: (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (other than trade payables in the ordinary course of business payable on terms customary in the trade and not overdue for a period in excess of 60 days and not evidenced by a promissory note or similar instrument), or arising out of non-compete agreements entered into in connection with asset or equity acquisitions; (d) obligations as lessee under capitalized leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit or acceptance facilities; (g) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (h) obligations secured by a Lien, whether or not the obligations have been assumed.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” has the meaning provided in Section 3.1 of this Agreement.

“Division” means any division or plan of division or comparable event under Delaware law (or any division, plan of division or comparable event under a different jurisdiction’s laws), and without regard to whether such division, plan of division or comparable event involves a limited liability company or any other form of entity.

“EBITDAR” means, for any period, for the Borrower and its Subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied, net income for such period, plus amounts deducted in the computation thereof for (a) interest expense, (b) federal, state and local income taxes, (c) depreciation and amortization, and (d) rent expense in respect of real or personal property leases (other than capital lease obligations).

“Eligible Credit Card Receivable” means Accounts due to Vintage Stock on a nonrecourse basis from Visa, MasterCard, American Express Co., and other major credit card processors reasonably acceptable to the Bank arising in the ordinary course of business of Vintage Stock from the sale of goods or the rendering of services which the Bank, in its reasonable credit judgment, deems to be an Eligible Credit Card Receivable. To be an Eligible Credit Card Receivable, such Account must be subject to the Bank’s perfected first priority Lien and no Lien other than Permitted Liens, and must be evidenced by an invoice or other documentary evidence reasonably satisfactory to the Bank. Without limiting the foregoing,

Credit Agreement – Page 3

to qualify as an Eligible Credit Card Receivable, such Account shall indicate no Person other than Vintage Stock as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by Vintage Stock to reduce the amount of such Account. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)Accounts due from credit card or debit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Bank in its reasonable discretion;

(b)Accounts due from credit card or debit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(c)Accounts due from credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require Vintage Stock to repurchase the Accounts from such credit card processor; or

(d)Accounts due from any Person on account of any private label credit card or debit card receivables other than such Accounts under programs between Vintage Stock and a third party reasonably acceptable to the Bank where the third party retains the consumer credit exposure.

“Eligible Inventory” means such inventory of Vintage Stock which the Bank, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no inventory will be Eligible Inventory unless, in the Bank’s reasonable determination, it (a) is in good and saleable condition, (b) is not obsolete, slow-moving or unmerchantable, (c) meets all standards imposed by any Governmental Authority, (d) conforms in all respects to the warranties and representations set forth in this Agreement and the Security Agreement, (e) is at all times subject to the Bank’s duly perfected, first priority Lien and no other Lien other than Permitted Liens, and (f) is situated at a location in compliance with the Security Agreement (and, in any event, if located on property not owned by Borrower, is subject to a landlord lien waiver and collateral access agreement, or similar agreement, acceptable to Bank,), except when such inventory is “in-transit” between such locations or to the supplier of such item of inventory in return for receipt by Vintage Stock of a credit for such item of inventory. Eligible Inventory shall not include work in process or similar unfinished goods or services.

“Eligible Inventory Advance Amount” means an amount equal to 65% of the amount of the Eligible Inventory, calculated on the lower of cost or market.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.

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“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the Pension Benefit Guaranty Corporation (or successor agency thereto) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Plan subject to Title IV of ERISA or any Plan that is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

“Event of Default” has the meaning provided in Section 8.1 of this Agreement.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Adjusted EBITDAR for such period, to (b) Fixed Charges for such period, in each case calculated without duplication and on a consolidated basis for the Borrower and its Subsidiaries; provided, that the January 2023 Dividend shall be disregarded for purposes of calculating the Fixed Charge Coverage Ratio.

“Fixed Charges” means, for any period, for the Borrower and its Subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied and without duplication, the sum of: (a) interest and other finance charges payable with respect to Debt, paid in cash during such period, including the interest component of any capital lease obligations; (b) principal payable during such period with respect to Debt having a maturity of one year or longer at the time such payment is payable, including the principal component of any capital lease obligations; and (c) rents and other amounts payable with respect to leases of real or personal property during such period (other than payments in respect of capital or finance lease obligations that are included in subparts (a) or (b) immediately above).

“GAAP” means, subject to Section 1.2 of this Agreement, generally accepted accounting principles in effect from time to time in the United States of America.

Credit Agreement – Page 5

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Holdings and any other Person who, after the Closing Date, may guarantee the payment or performance of all or any part of the Obligations.

“Guaranty” means, collectively, each guaranty to be executed by a Guarantor on or about the Closing Date, and any other guaranty executed by any Guarantor after the Closing Date, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Hazardous Substance” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Holdings” means Vintage Stock Affiliated Holdings LLC, a Nevada limited liability company, its successors and assigns.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount of any Investment will be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“January 2023 Dividend” means that certain one-time dividend paid by the Borrower to Holdings (for distribution to the holders of its Equity Interests) in the aggregate amount of $5,000,000 in January 2023.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Letters of Credit outstanding at such time plus (b) the aggregate unpaid amount at such time of all obligations of the Borrower then outstanding under Section 2.3 of this Agreement to reimburse the Bank for amounts paid by the Bank in respect of any one or more drawings under Letters of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Credit Agreement – Page 6

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“Live” means Live Ventures Incorporated, a Nevada corporation.

“Loan Documents” means this Agreement, the Note, the Security Agreement, the Management Fee Subordination Agreement, each Guaranty and any other agreements or documents existing on or after the Closing Date evidencing, securing, guaranteeing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means all Revolving Credit Loans. The term “Loan” may refer to all Revolving Credit Loans then outstanding or, as the context so requires, any particular Revolving Credit Loan or other loan then outstanding under this Agreement.

“Management Agreement” means that certain Amended and Restated Advisory Services Agreement dated as of the Closing Date among Borrower, Guarantor and Live, as amended, modified or restated from time to time.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement dated as of the Closing Date between Bank and Live, as amended, modified or restated from time to time.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect on the assets, liabilities, business, operations, income or financial condition, of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to pay, perform or observe their respective obligations under the Loan Documents, or (c) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Bank under the Loan Documents.

“Notes” means the Revolving Credit Note and each other promissory note now or hereafter delivered by Borrower to Bank pursuant to this Agreement.

“Obligations” means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Loan Parties to the Bank of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements or other modifications of the foregoing from time to time. The term includes all principal, interest, fees, expenses and any other sums chargeable to any Loan Party under any of the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

Credit Agreement – Page 7

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, assessments or governmental charges that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Permitted Debt” means any of the following: (a) Debt to the Bank; (b) Debt outstanding on the date hereof and listed on Schedule 7.2 and any refinancings, extensions or renewals thereof, provided that the amount of such Debt is not increased; (c) accrued expenses and current trade account payables incurred in the ordinary course of business; (d) Debt secured by purchase-money security interests described in subpart (g) of the definition of Permitted Liens in this Section, provided that the aggregate outstanding principal amount of such Debt does not exceed $250,000 at any time; (e) Debt which is subordinated to the Obligations pursuant to the terms of a subordination agreement satisfactory in form and content to the Bank in its sole discretion; (f) Debt resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or arising under or in connection with cash management services in the ordinary course of business; and (g) other Debt approved in advance by the Bank in a writing delivered to the Borrower.

“Permitted Liens” means any of the following: (a) Liens in favor of the Bank; (b) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the applicable Person; (c) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business; (e) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the applicable Person; (f) rights of way, zoning restrictions, easements and similar encumbrances affecting the applicable Person’s real property which do not materially interfere with the use of such property; (g) purchase-money security interests incurred solely in connection with the acquisition (whether purchased outright or acquired through a capital lease) of equipment to be used in the applicable Person’s business, encumbering only the equipment so acquired, and which secures only the purchase-money Debt incurred to acquire the equipment so acquired and which Debt otherwise qualifies as Permitted Debt under subpart (d) of the definition of Permitted Debt in this Section; (h) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (i) Liens in favor of CBL & Associates Management, Inc. (“CBL”) existing as of the Closing Date, but only to the extent such Liens are subordinated to the Liens in favor of Bank pursuant to the terms of that certain Landlord’s Subordination of Lien dated as of October 3, 2023 among CBL, Borrower and Bank as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Permitted Management Fees” means the management fee payable in monthly installments of
$41,666.67 each, together with reimbursable expenses, in each case which are payable pursuant to the Management Agreement as in effect on the Closing Date; provided that such payment is permitted by the terms of the Management Fee Subordination Agreement and this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

Credit Agreement – Page 8

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower or any of its Subsidiaries has any liability.

“Reprice Date”: Means the first day of each month.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party thereof or any option, warrant or other right to acquire any such Equity Interest in any Loan Party or any Subsidiary thereof.

“Revolving Credit Commitment” means $15,000,000.00.

“Revolving Credit Loan” has the meaning provided in Section 2.1(a) of this Agreement.

“Revolving Credit Note” has the meaning provided in Section 2.1(b) of this Agreement.

“Sanctions” has the meaning specified in Section 5.15(a) of this Agreement.

“Security Agreement” means the Security Agreement to be executed by the Borrower on or about the Closing Date in favor of the Bank and by which the Borrower shall grant to the Bank, as security for the Obligations, a security interest in all of the Borrower’s presently owned or hereafter acquired personal property, including all of the Borrower’s inventory, equipment, other goods, accounts receivable, general intangibles and investment property, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“SOFR”: Means the secured overnight financing rate which is published by the Board or any committees convened by the Board.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries (whether direct or indirect) of Holdings.

“Term SOFR”: Means a forward-looking term rate based on SOFR and recommended by the Board.

“Term SOFR Administrator’s Website”: Means the website or any successor source for Term SOFR identified by CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Rate”: Means the one-month forward-looking term rate based on SOFR quoted by Bank from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by Bank from time to time), which shall be that one-month Term SOFR rate in effect two Business Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is

Credit Agreement – Page 9

not published on such Business Day due to any circumstance that Bank deems to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such Business Day. If the initial Advance occurs other than on the Reprice Date, the initial one-month Term SOFR rate shall be that one-month Term SOFR rate in effect two (2) Business Days prior to the later of (a) the immediately preceding Reprice Date and (b) the Closing Date. If Bank has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)), has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, Bank will replace such Benchmark with a replacement rate reasonably selected by Bank. Bank may add a spread adjustment selected by the Bank, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, Bank may make any technical, administrative or operational changes that Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Termination Date” means October 17, 2024.

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri from time to time.

1.1Accounting and Other Terms.

(a)General. All accounting terms not specifically defined herein will be construed in accordance with GAAP (subject to Section 1.2(b). Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars. This Agreement and the other Loan Documents will be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and will not limit or otherwise affect any of the terms of this Agreement, nor will there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein will be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular will have a corresponding meaning when used in the plural and vice versa. The terms “including” and “include” mean “including (include) without limitation.”

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document,

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and either the Borrower or the Bank shall so request, the Bank and the Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, however, that, until so amended, (i) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower will provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Account Standard having a similar result or effect) to value any Debt or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”.

1.2Rates. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including Daily Simple SOFR), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or any other replacement Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any conforming changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of Term SOFR, any alternative, successor or replacement rate (including any replacement Benchmark) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.3Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2 Credit Facility

2.1Revolving Credit Loans.

(a)General. The Bank agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time from the Closing Date to the Business Day immediately preceding the Termination Date up to a maximum principal amount at any time outstanding equal

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to the Borrowing Base at such time. In no event will the Bank be obligated to make any Revolving Credit Loan if any Default or Event of Default exists or would result from the making of such Revolving Credit Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loan facility.

(b)Revolving Credit Note. All Revolving Credit Loans will be evidenced by, and will be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit A hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Revolving Credit Note”).

(c)Types of Loans. Revolving Credit Loans will be at all times Term SOFR Loans.

2.2Reserved.

2.3Letters of Credit.

(a)General. The Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower prior to the Termination Date; provided, however, that the Bank will not be obligated to issue any Letter of Credit if: (i) the Borrower’s Obligations in respect of all Letters of Credit then outstanding exceeds, or would exceed with the issuance of such Letter of Credit, $1,000,000; (ii) there exists, or would exist with the issuance of such Letter of Credit, any Default or Event of Default; (iii) the Borrower fails to execute and deliver such letter of credit reimbursement agreements and other documents as the Bank may request in connection with the issuance of such Letter of Credit; or (iv) the form or contents of such Letter of Credit are not reasonably acceptable to the Bank. No Letter of Credit may have an expiry date later than the earlier of (x) the fifth Business Day before the Termination Date and (y) one year after its issuance; provided that the expiry date of a Letter of Credit may be up to one year later than the fifth Business Day before the Termination Date if the Borrower has posted on or before the fifth Business Day before the Termination Date cash collateral with the Bank on terms satisfactory to the Bank in an amount equal to 103% of the L/C Obligations with respect to such Letter of Credit. Notwithstanding anything herein to the contrary, the Bank has no obligation to issue any Letter of Credit the proceeds of which would be made available to any Person in violation of Section 7.12.

(b)Fee. The Borrower agrees to pay to the Bank a fee in respect of each Letter of Credit issued computed at a rate of 0.25% per annum on the face amount of such Letter of Credit. This fee will be payable in advance with the first payment due on the date the Letter of Credit is issued, and annually thereafter on each anniversary date thereof. The Borrower shall also pay to the Bank its customary charges in connection with the issuance, modification or renewal of any Letter of Credit.

(c)Subfacility of Revolving Credit Facility. The Letter of Credit facility referred to in Subsection (a) above will be a subfacility of, and will reduce the amount of credit otherwise available to the Borrower under, the Revolving Credit Loan facility referred to in Section 2.1 of this Agreement. To that end, the Bank and the Borrower agree that, notwithstanding anything to the contrary in Section 2.1(a) of

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this Agreement, the maximum principal amount of Revolving Credit Loans which may be outstanding at any time under Section 2.1(a) at any time will be reduced by the aggregate face amount of all Letters of Credit outstanding at such time.

(d)Bank’s Rights. The Borrower will execute such letter of credit application forms and/or letter of credit reimbursement agreements as the Bank may request from time to time and, in any event, the Borrower will be absolutely and unconditionally liable to reimburse the Bank on demand for any liability the Bank may incur in connection with the issuance of any Letters of Credit, including any draws or other payments made thereunder, and the Borrower assumes all risks in connection therewith. The Borrower’s obligation to reimburse the Bank hereunder may, at the Bank’s option, be funded by the making of any type of Loan with the proceeds thereof disbursed to the Bank, which Loan will, in any case, be an Obligation of the Borrower to the Bank. Upon the occurrence of an Event of Default, the Borrower will promptly deposit with the Bank, as cash collateral, cash in an amount equal to 103% of the L/C Obligations with respect to all Letters of Credit then outstanding, irrespective of whether any draw or other claim has been made in respect of such Letters of Credit. If the Borrower fails to make such deposit, the Bank may fund such deposit by making any type of Loan with the proceeds thereof disbursed to the Bank, which Loan will, in any case, be an Obligation of the Borrower to the Bank. The foregoing rights and remedies of the Bank will be in addition to any other rights and remedies which the Bank may have upon the occurrence of an Event of Default.

Section 3
Finance Charges, Repayment And Other Terms

3.1Interest Rate.

(a)Applicable Rate. Interest will accrue on the outstanding principal balance at the end of day of each Loan at the Adjusted Term SOFR Rate in effect for such Loan on such day. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b)Default Rate. Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan will bear interest at a rate per annum equal to two percent (2.0%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).

(c)Late Fee. In addition to interest payable at the Default Rate or any other amounts payable under this Agreement or the other Loan Documents, the Borrower will pay to the Bank a late fee in an amount equal to five percent (5%) of the amount of each payment due under this Agreement which is not received by the Bank within five (5) days after its due date.

(d)Computation of Interest. In all cases, interest on the outstanding principal balance of all Loans and all other Obligations with respect to which interest accrues pursuant to the terms of this Agreement (including the face amount of all outstanding Letters of Credit) will be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed (or, if the Bank so elects, on the basis of twelve 30-day months for the actual number of days elapsed).

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(e)Usury. In no contingency or event whatsoever will the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or any other Loan Documents exceed the highest rate permissible under any law which a court of competent jurisdiction will, in a final determination, deem applicable thereto. If such a court determines that the Bank has charged or received interest hereunder or under the other Loan Documents in excess of the highest applicable rate, the Bank will apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and will refund the remainder of such excess interest, if any, to the Borrower, and such rate will automatically be reduced to the maximum rate permitted by such law.

3.2Payments of Principal, Interest and Costs. Except as otherwise provided in this Agreement, the Borrower agrees to pay the Obligations as follows:

(a)Revolving Credit Loan.

(i)Interest. Accrued interest on outstanding principal balance of the Revolving Credit Loan is payable monthly on the first (1st) day of each month commencing on December 1, 2023 and on the Termination Date.

(ii)Principal. The outstanding principal balance of the Revolving Credit Loan is payable on the Termination Date.

(b)Reserved.

(c)Other Obligations. Costs, fees and expenses and any other Obligations payable pursuant to this Agreement or the other Loan Documents will be payable as and when provided in this Agreement or the other Loan Documents, as the case may be, or, if no specific provision for payment is made, on demand.

(d)Payments Due on Non-Business Days. If a payment date falls on a day that is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

3.3Voluntary Prepayments. The Borrower has the right, without penalty or premium, to prepay the Revolving Loans, in whole or in part, at any time and from time to time after the Closing Date on the following terms and conditions: (a) the Borrower will give the Bank at least three Business Days’ prior written notice of its intent to prepay any Revolving Loans; (b) such notice will specify the amount of the Revolving Loans to be prepaid; (c) [reserved]; and (d) each prepayment will be in amount of not less than $10,000 (or, if less, the outstanding principal balance of the Loans (i.e., all Revolving Credit Loans) being prepaid).

3.4Mandatory Prepayments. If the outstanding principal balance of Revolving Credit Loans at any time exceeds the Borrowing Base at such time, the Borrower will repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Credit Loans by an amount equal to such excess.

3.5Method of Payment. Payments due the Bank under this Agreement and the other Loan Documents will be made in immediately available funds to the Bank at its office described in the introductory paragraph of this Agreement unless the Bank gives notice to the contrary. Payments so

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received at or before 1:00 p.m. Kansas City time on any Business Day will be deemed to have been received by the Bank on that Business Day. Payments received after 1:00 p.m. Kansas City time on any Business Day will be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, will accrue thereon until such next Business Day. Each Borrower hereby authorizes the Bank to effect payment of amounts due the Bank under this Agreement and the other Loan Documents by means of debiting such Borrower's account(s) at the Bank. This authorization shall not affect the obligation of any Borrower to pay such amounts when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof or if the Bank fails to debit the account. Without limiting the foregoing, each Borrower hereby irrevocably authorizes Bank, in Bank’s sole discretion, to advance to Borrower, and to charge to Borrower as a Revolving Credit Loan, a sum sufficient to pay all principal due and all interest accrued but unpaid on the Obligations and to pay all costs, fees and expenses at any time owed by Borrower to Bank hereunder. At the close of business on each Business Day during the term of this Agreement, if (a) the amount of funds in the operating account of Borrower is more than $100,000.00, Bank shall sweep any funds in Borrower’s operating account in excess of such amount (if any) and apply such funds as a prepayment of the principal amount of the Revolving Credit Loans or (b) the amount of funds in the Borrower’s operating account is less than $100,000.00, make a Revolving Credit Loan in the amount (if any) required to increase the amount of funds in such operating account to equal
$100,000.00 (and each such advance shall be deemed irrevocably to be a request for a Revolving Credit Loan on the date of such advance in the amount required to increase the amount of funds in such operating account to equal $100,000.00).

3.6Use of Proceeds.

(a)Revolving Credit Loans. The Revolving Credit Loans (including any Letters of Credit drawn thereunder) must be used solely for purposes of: (a) the Borrower’s general working capital needs; (b) financing capital expenditures by the Borrower (including, without limitation, costs and expenses of new Vintage Stock store openings), to the extent not inconsistent with the terms of this Agreement; and (c) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.

(b)Reserved.

(c)No Margin Loans. Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.7Notice and Manner of Borrowing. Other than borrowings made pursuant to Section 3.5 hereof, the Borrower will give the Bank notice of its intention to borrow under any Revolving Credit Loan not later than 11:00 a.m. Kansas City time on the day such loan is requested, in each case specifying: (a) the proposed funding date of such Loan; (b) the amount of such Loan; and (c) whether the principal amount of such Loan, together with the principal amount of all Revolving Credit Loans then outstanding, is within the Borrowing Base at such time. All notices given under this Section by the Borrower will be irrevocable. For purposes of this Section, the Borrower agrees that the Bank may rely and act upon any request for a Loan from any individual who the Bank, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.

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3.8Capital Adequacy. If the Bank determines that any Change in Law does or will have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such Change in Law (taking into consideration the Bank’s and its holding company’s policies with respect to capital adequacy), then from time to time, after submission by the Bank to the Borrower of a written demand therefor, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming entitlement to payment as set forth in this Section will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution method.

3.9Application of Payments and Collections. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Bank from or on behalf of the Borrower, and the Borrower agrees that the Bank has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Bank or its agent against the Obligations, in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records.

3.10Periodic Statement. Insofar as the Bank accounts to the Borrower with a periodic or other statement of loan balances, charges and payments made or received pursuant to this Agreement, any such statement rendered by the Bank will be deemed final, binding and conclusive (absent manifest error) upon the Borrower unless the Bank is notified by the Borrower in writing to the contrary within 45 days after the date each such statement is made available to the Borrower. Any such notice by the Borrower will only be deemed an objection to those items specifically objected to in such notice.

3.11Closing Fee. The Borrower must pay to the Bank a closing fee of $30,000 which will be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and which must be paid on the Closing Date. Such fee will compensate the Bank for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other costs, fees or expenses for which the Borrower has agreed to reimburse the Bank pursuant to any other provision of this Agreement or the other Loan Documents or any commitment letter, letter of intent or similar agreement.

3.12Multiple Borrower Provisions.

(a)Borrowing Agency Provisions.

(i)Each Borrower hereby irrevocably designates Vintage Stock to be its agent and in such capacity to borrow on behalf of such Borrower hereunder and execute and deliver all instruments, certificates, documents, writings and further assurances now or hereafter required under this Agreement or any other Loan Documents, and hereby authorizes Bank to pay over or credit all proceeds of any Loan in accordance with the request of Vintage Stock. The handling of the credit facilities described herein as a co-borrower facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrower and at Borrower's request. The Bank shall not incur any liability to any Borrower as a result thereof. To induce Bank to do so and in consideration thereof, each Borrower hereby indemnifies the Bank and holds the Bank harmless from and against any and all liabilities, expenses, losses, damages and claim of damage or injury asserted against the Bank by any Person arising from or incurred by reason of the handling of the financial arrangements of the Borrower as provided herein, reliance by Bank on any request

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or instruction from Parent or any other action taken by Bank with respect to this Section, except for those arising from the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction by final and non-appealable judgment.

(ii)While any Obligations are outstanding or Bank is obligated to extend credit hereunder, each Borrower expressly subordinates to the payment of the Obligations and waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against any other Borrower or any other Person directly or contingently liable for the Obligations, or against or with respect to any other Borrower’s property (including, without limitation, any property which is Collateral for the Obligations) arising from the existence or performance of this Agreement, until termination of this Agreement and final and irrevocable payment in full of the Obligations (other than contingent indemnification obligations for which no claim has then been made).

(iii)If more than one Person signs this Agreement and the other Loan Documents as a “Borrower”, the obligations of such Persons under this Agreement and the other Loan Documents shall be joint and several. Each obligation, promise, covenant, representation and warranty in this Agreement and the Notes shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement and the Notes expressly provide otherwise. The Bank may bring an action against any Borrower, whether an action is brought against each other Borrower.

(b)Waiver of Defenses.

(i)The joint and several obligations of Borrower under this Agreement and the other Loan Documents shall be absolute and unconditional and shall remain in full force and effect until the entire Obligations have been paid in full (other than contingent indemnification obligations for which no claim has then been made) and Bank has no further obligation to make advances of the Revolving Credit Loans, to or for the benefit of Borrower (or any one or more of them), and, until such time, the obligations of each Borrower to pay the Obligations shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any Borrower: (A) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any other Borrower under this Agreement or the other Loan Documents; (B) the failure to give notice to any other Borrower (or any one of them) of the occurrence of a default under the terms and provisions of this Agreement or the other Loan Documents; (C) the release, substitution or exchange by Bank of any of the Obligations or any Collateral now or hereafter securing payment of the Obligations (whether with or without consideration) or the acceptance by Bank of any additional Collateral or the availability or claimed availability of any other Collateral or source of repayment or any nonperfection or other impairment of any collateral; (D) the release of any other Person primarily or secondarily liable for all or any part of the Obligations, whether by the Bank or any other holder of the Obligations or in connection with any voluntary or involuntarily liquidation, dissolution, receivership, insolvency, bankruptcy, assignments for the benefit of creditors or similar event or proceeding affecting any other Borrower (or any one of them) or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Obligations or any part thereof; or (E) to the extent permitted by law, any other event, occurrence, action or circumstance that would, in the absence of this Section, result in the release or discharge of any other Borrower (or any one of them) from the performance or observance of any obligation, covenant or agreement contained in this Agreement or the other Loan Documents.

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(ii)The joint and several obligations of the Borrower to the Bank under this Agreement and the other Loan Documents shall remain in full force and effect (or be reinstated) until Bank has received payment in full of the Obligations (other than contingent indemnification obligations for which no claim has then been made) and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payments received by the Bank.

(iii)Each Borrower expressly agrees that Bank shall not be required first to institute any suit or to exhaust any remedies against any other Borrower or any other Person that hereafter becomes liable on the Obligations or against any Collateral, or against any other collateral that hereafter secures the Obligations, in order to enforce the Obligations against each Borrower; and expressly agrees that, notwithstanding the occurrence of any of the foregoing, such Borrower shall be and remain, directly and primarily liable for the entire Obligations. On disposition by Bank of any collateral now or hereafter securing payment of the Obligations, each Borrower shall be and remain jointly and severally liable for any deficiency.]

Section 4 Lending Conditions

4.1Loan Documents. Notwithstanding anything herein or in the other Loan Documents to the contrary, the Bank will not be obligated to make the initial Loan under this Agreement to the Borrower until the Bank has received or waived in writing the delivery of the following documents, duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to the Bank:

(a)Credit Agreement. This Agreement;

(b)Notes. The Revolving Credit Note;

(c)Security Agreement. The Security Agreement;

(d)Guaranty. The Guaranty.

(e)Management Fee Subordination Agreement. The Management Fee Subordination Agreement;

(f)Landlord’s Waivers. A landlord’s waiver, acceptable in form and content to the Bank, from each from each landlord who leases any real property to a Borrower;

(g)Insurance. Copies of the Borrower’s property damage insurance policies, together with loss payable endorsements on the Bank’s standard form of loss payee endorsement (or which are otherwise acceptable to the Bank) and which name the Bank as sole loss payee thereunder, and copies of the Borrower’s liability insurance policies, together with endorsements naming the Bank as an additional named insured thereunder;

(h)Loan Disbursement Instructions; Borrowing Base Certificate. Written instructions from the Borrower to the Bank directing the application of proceeds of the initial Loan made pursuant to this Agreement, and an initial Borrowing Base Certificate from the Borrower reflecting that the Borrower has sufficient Eligible Credit Card

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Receivables and Eligible Inventory to support Revolving Credit Loans in the amount requested by the Borrower on the date of such certificate;

(i)Opinion of Borrower’s Counsel. The favorable written opinion to the Bank of counsel to the Borrower, regarding the Loan Parties the Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents;

(j)Borrower’s Certificate. With respect to each Borrower, a certificate executed by such Borrower’s secretary or manager, as applicable, whereby such Person affirms that, among other things, attached to such certificate is (i) a copy of the resolutions of the Borrower’s board of directors or board of managers, as applicable, authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Loan Documents, (ii) a copy of the Borrower’s by-laws or operating agreement, as applicable, in effect on the Closing Date, (iii) a copy of the Borrower’s articles of incorporation or organization, as applicable, and all amendments thereto, certified by the Secretary of State or other appropriate official of the Borrower’s jurisdiction of incorporation or organization, as applicable, and (iv) a certificate of good standing for the Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of incorporation or organization of the Borrower;

(k)Know Your Customer. The documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act;

(l)Beneficial Ownership. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and

(m)Other Items. Such other agreements, documents and assurances as the Bank may reasonably request in connection with the transactions described in or contemplated by the Loan Documents.

4.2Additional Conditions Precedent to Initial Loan. The Bank’s obligation to make the initial Loan under this Agreement will also be subject to the satisfaction, in the Bank’s sole judgment, of each of the following conditions precedent:

(a)Since the date of the financial statements submitted by the Borrower to the Bank immediately prior to the Closing Date, there has not occurred any act or event which could reasonably be expected to have a Material Adverse Effect;

(b)No action, proceeding, investigation, regulation or legislation has been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the

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Bank’s reasonable determination, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents;

(c)The Bank has received an appraisal report and field audit report prepared by a third party firm acceptable to Bank in form and content acceptable to Bank;

(d)The Bank has completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Bank, including as necessary or appropriate under OFAC regulations, the FCPA and “know your customer” due diligence, and the Loan Parties shall have provided to Bank the documentation and other information requested by Bank in order to comply with applicable law, including the Patriot Act;

(e)The Bank shall have received the results of a recent lien search in each of the jurisdictions where the initial Loan Parties are organized, as well as from the United States Patent and Trademark Office, U.S. Copyright Office, Surface Transportation Board and such searches shall reveal no Liens on any of the property of the initial Loan Parties except for Permitted Liens or Liens discharged on or before the Closing Date pursuant to a payoff letter or other documentation satisfactory to the Bank;

(f)The Bank shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower has been terminated and cancelled, all Debt thereunder has been fully repaid (except to the extent being repaid with the initial Loans), and any Liens thereunder have been terminated and released; and

(g)The Borrower has paid all legal fees and other closing or like costs and expenses of the Bank which the Borrower is obligated to pay hereunder.

If the Bank, in its sole and absolute discretion, elects to make a Loan notwithstanding the Borrower’s failure to comply with all of the terms of this Section 4, the Bank will not be deemed to have waived the Borrower’s compliance therewith, nor to have waived any of the Bank’s other rights under this Agreement; and in any event the Bank, if it so elects, may declare an immediate Event of Default if the Borrower fails to furnish to the Bank on demand any of the Loan Documents described in this Section 4 or otherwise fails to comply with any condition precedent set forth in any Loan Document, in each case irrespective of whether such failure occurs on or after the Closing Date or the making of such Loan.

4.3Conditions Precedent to All Loans. The obligation of the Bank to make each Loan under this Agreement (including the initial Loan) is subject to the further conditions precedent that, on the date of each such Loan:

(a)The following statements must be true: (i) the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are correct in all material respects (without duplication of any materiality qualifier) on and as of the date of such Loan as though made on and as of such date (except to the extent such representation and warranty is stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date), and (ii) there exists no Default or Event of Default as of such date, nor would any Default or Event of Default result from the making of the Loan requested by the Borrower;

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(b)The Borrower has signed and sent to the Bank, if the Bank so requests, a request for advance, setting forth in writing the amount of the Loan requested and the other information required pursuant to this Agreement; provided, however, that the foregoing condition precedent will not prevent the Bank, if it so elects in its sole discretion, from making a Loan pursuant to the Borrower’s non-written request therefor;

(c)The Borrower has furnished to the Bank a completed Borrowing Base Certificate in accordance with Section 6.2(e) hereof, signed by Vintage Stock; and

(d)The Bank has received such other approvals, opinions or documents as it may reasonably request.

The Borrower agrees that the making of a request by the Borrower for a Revolving Credit Loan, whether in writing, by telephone or otherwise, will constitute a certification by the Borrower that all representations and warranties of the Loan Parties in the Loan Documents are true as of the date thereof and that all required conditions to the making of the Revolving Credit Loan have been met.

Section 5 Representations And Warranties

The Borrower represents and warrants to the Bank as follows:

5.1Organization and Existence. Holdings and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization as reflected in the introductory paragraph of this Agreement, (b) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation or limited liability company, as applicable, and (c) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

5.2Authorization by the Borrower. The execution, delivery and performance by each Loan Party of the Loan Documents (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, (b) have been duly authorized by all necessary corporate or limited liability company or similar action, as applicable, (c) do not contravene such Loan Party’s articles or certificate of incorporation or articles of organization or by-laws or operating agreement, in each case, as applicable, or any law or contractual restriction binding on or affecting such Loan Party or its properties; except, solely with respect to any such law of contractual restriction, such contravention could not reasonably be expected to have a Material Adverse Effect, and (d) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Bank.

5.3Approval of Governmental Bodies. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of the Loan Documents or the exercise by the Bank of its rights thereunder, including the sale or other disposition of any of the Collateral to any Person (other than
(i) any consent or approval which has been obtained and is in full force and effect and (ii) the filing by the Bank of any relevant UCC-1 financing statements).

5.4Enforceability of Obligations. The Loan Documents are the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization,

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moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.

5.5Financial Statements. All financial statements of the Loan Parties and their respective Subsidiaries which have been furnished to the Bank fairly present the financial condition of the Loan Parties and their respective Subsidiaries, as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments. As of the Closing Date, there has been no material adverse change in the financial condition or results from operations, as the case may be, of any Loan Party or its Subsidiaries since the dates of the most recent financial statements of, respectively, such Loan Party and its Subsidiaries submitted to the Bank.

5.6Litigation. There is no pending or threatened in writing action or proceeding affecting the Loan Parties or any of their respective Subsidiaries or any of their respective properties before any court, governmental agency or arbitrator which, if determined adversely to the Loan Parties or any of their respective Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

5.7Investments. No Loan Party or any Subsidiary has made Investments except as may be permitted under this Agreement.

5.8Existing Debt. No Loan Party or any Subsidiary has incurred any Debt other than Permitted
Debt.

5.9Taxes. Holdings and its Subsidiaries have filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by the Holdings or its Subsidiaries, as applicable, except such taxes, if any, as are being contested in good faith and as to which adequate reserves in accordance with GAAP are being maintained.

5.10Equity Interests and Records. Schedule 5.10 hereto states as of the Closing Date: (a) the correct name of each of the Subsidiaries of Holdings, their jurisdictions of incorporation or organization and the percentage of their Equity Interests owned by the applicable Loan Party, (b) the name of each Loan Party’s corporate or joint venture Affiliates and the nature of the affiliation, (c) the holders of all outstanding Equity Interests of each Loan Party and each of its Subsidiaries, and (d) the number of authorized, issued and treasury shares of each Loan Party and each of its Subsidiaries. Each Loan Party has good title to all of the Equity Interests it purports to own of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All Equity Interests of each Loan Party and each of its Subsidiaries have been duly issued and are fully paid and, to the extent applicable, non-assessable. Except as specifically disclosed on Schedule 5.10, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of any Loan Party or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any Loan Party’s members or shareholders relating to the ownership of such Loan Party’s Equity Interests except as expressly set forth in such Loan Party’s organizational documents or as otherwise disclosed to Bank. No Loan Party is obligated now or hereafter to redeem or otherwise acquire, or pay Restricted Payments in respect of any Equity Interests.

5.11Hazardous Materials. Holdings and its Subsidiaries have complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. There are no outstanding or threatened in writing citations, notices or orders of non-compliance issued to Holdings or any of its Subsidiaries or relating to its facilities, leaseholds, assets or other property. Holdings

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and its Subsidiaries has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

5.12Negative Pledges. No Loan Party is a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien (other than any Permitted Lien) upon any of the Collateral.

5.13Title to Property; Liens. Each Loan Party has good and marketable title to all assets and other property purported to be owned by it, and the Bank has a first priority Lien therein subject to no other Liens except for Permitted Liens.

5.14Insolvency. After the execution and delivery of the Loan Documents and the disbursement of the initial Loan hereunder, no Loan Party will be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

5.15Sanctions; Anti-Corruption.

(a)None of the Borrower, any Guarantor or any of their respective Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower, any Guarantor or any of their respective Subsidiaries is a Person that is, or is 50% or more owned or controlled by persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently including, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

(b)The Borrower, the Guarantors, and their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower, the Guarantors and their respective Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

5.16Compliance With Laws. Each Loan Party is in compliance in all material respects with all applicable Laws of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its property.

5.17Margin Regulations; Investment Company Act. No part of the proceeds of any Loan will be used for buying or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U (as defined within the applicable governmental requirements promulgated by the applicable governmental authorities from time to time) as now and from time to time hereafter in effect or for any purpose that violates the provisions of any Governmental Authority.

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5.18Collateral Locations. Schedule 5.18 lists all real property owned or leased by each Borrower and all other locations where Collateral is or may be held from time to time, other than Collateral in transit. For those locations not owned by a Borrower, Schedule 5.18 lists the owner and any sublessors of such property.

5.19Material Agreements. Neither Holdings nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate, limited liability company, or partnership, as applicable, restriction which could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Debt in excess of $100,000.

5.20ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.21Plan Assets; Prohibited Transactions. Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Borrower is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.22Labor Matters. There are no pending or threatened in writing strikes, lockouts or slowdowns against Borrower which could reasonably be expected to have a Material Adverse Effect. Borrower has not been, nor is it, in violation in any material respect of applicable Law dealing with labor matters which could reasonably be expected to have a Material Adverse Effect. All material payments due from Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts), have been paid or accrued as a liability on the books of Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is bound.

5.23Management Fees. Other than as set forth on Schedule 5.23, no Loan Party is a party to any agreement, undertaking or arrangement whereby such Loan Party is obligated to pay management fees, board of director fees or any other similar fees or payments other than payments or reimbursements of costs and expenses of the members of its board of directors.

5.24Accuracy of Information. No written information, exhibit or report (other than the projections, estimates and other forward looking information referred to below and information of a general economic or industry nature) furnished by or on behalf of any Loan Party or any Subsidiary to the Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein

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not misleading in any material respect in light of the circumstances under which such statements were made. There is no fact known to any officer of any Loan Party that has not been disclosed to Bank in writing, and that is likely, either individually or in the aggregate, to cause a Material Adverse Effect. All financial forecasts and projections delivered to the Bank by or on behalf of any Loan Party or any Subsidiary represent such Person’s good faith estimate of future financial performance and such assumptions were believed by such Person to be fair and reasonable in light of then-current business conditions as of the date made (it being understood and agreed by Bank that forecasts and projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that the actual results during the period or periods covered by such forecasts or projections may differ from the forecasted or projected results and that such differences may be material).

5.25Survival of Representations. All representations and warranties made in this Section 5 will survive the execution and delivery of the Loan Documents and the making of the Loans.

Section 6 Affirmative Covenants

So long as any Obligations (other than contingent indemnification obligations for which no demand has then been made) remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:

6.1Compliance with Laws. The Borrower will, and will cause Holdings and each of its Subsidiaries to, comply with all applicable Laws affecting Holdings and each of its Subsidiaries or their respective properties, including all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.2Reporting Requirements. The Borrower must furnish to the Bank:

(a)Audited Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year audited and accompanied by a report and opinion of independent public accountants selected by the Borrower and reasonably acceptable to the Bank (it being acknowledged and agreed Frazier & Deeter, LLC is reasonably acceptable to Bank), and a copy of any management, operation or other letter or correspondence from such accountant to Holdings in connection therewith;

(b)Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each calendar month, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of Holdings’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by the chief financial officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries on a consolidated basis in

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accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)Borrower Tax Returns. Within 30 days after being filed with the relevant taxing authority, copies of all federal and state income tax returns filed by the Borrower and all amendments thereto;

(d)Intentionally Omitted.

(e)Borrowing Base Certificate. As reasonably requested by the Bank from time to time but not less frequently than monthly within 15 days after the end of each month, a Borrowing Base Certificate, together with a detailed inventory report, accounts receivable aging, credit card receivables report, accounts payable aging, each as of the last day of such period and in each case certified by the chief financial officer of Holdings;

(f)Compliance Certificate. As soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower, a Compliance Certificate;

(g)Projections. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, detailed monthly projections of the Borrower’s earnings and expenses for the next fiscal year of the Borrower; and

(h)Inventory Appraisal. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, an inventory appraisal report and valuation prepared by a third party appraisal firm reasonably acceptable to the Bank.

(i)Beneficial Ownership Certificate. Prompt notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(j)Other. Such other information respecting the condition or operations, financial or otherwise, of the Borrower, or the financial condition of any Guarantor, as the Bank may reasonably request from time to time.

All financial statements described in clauses (a) and (b) above must be prepared in accordance with GAAP on a basis consistent with the financial statements of Borrower delivered to the Bank for the period ending most immediately prior to the Closing Date.

6.3Preservation of Business and Corporate Existence. The Borrower will, and will cause Holdings and its Subsidiaries to: (a) carry on and conduct its principal business substantially as it is now being conducted; (b) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business; and (c) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.

6.4Insurance. The Borrower will, and will cause Holdings and its Subsidiaries to, keep insured at all times with financially sound and reputable insurers which are reasonably satisfactory to the Bank (a) all of its property of an insurable nature, including all real estate, equipment, fixtures and inventories,

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against fire and other casualties in such a manner and to the extent that like properties are usually insured by others owning properties of a similar character in a similar locality or as otherwise required by the Bank, with the proceeds of such casualty insurance payable solely to the Bank, and (b) against liability on account of damage to persons or property (including product liability insurance and all insurance required under all applicable worker’s compensation laws) caused by the Holdings, its Subsidiaries or their respective officers, directors, employees, agents or contractors in such a manner and to the extent that like risks are usually insured by others conducting similar businesses in the places where the Borrower and its Subsidiaries conduct their business or as otherwise required by the Bank, with the Bank being named as an additional insured under such liability policies. The Borrower will, and will cause Holdings and each of its Subsidiaries to, cause the insurers under all of its insurance policies to provide the Bank at least 30 days prior written notice of the termination of any such policy before such termination will be effective and to agree to such other matters in respect of any such casualty insurance as provided in the Bank’s loss payee endorsement provided to the Borrower. In addition, the Borrower will, upon request of the Bank at any time, furnish a written summary of the amount and type of insurance carried, the names of the insurers and the policy numbers, and deliver to the Bank certificates with respect thereto.

6.5Payment of Taxes. The Borrower will, and will cause Holdings and each of its Subsidiaries to, pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon the Holdings, its Subsidiaries or their respective properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien (other than a Permitted Lien) or charge upon any of property of Holdings or any of its Subsidiaries, unless the same are being contesting in good faith by appropriate proceedings diligently conducted and as to which adequate reserves in accordance with GAAP are being maintained.

6.6Maintenance of Properties and Leases. The Borrower will, and will cause Holdings and each of its Subsidiaries to: (a) maintain, preserve and keep each of their respective properties and every part thereof in good repair, working order and condition (subject to obsolesce and ordinary wear and tear and except for such properties as the Borrower in good faith determines are not useful and necessary in the conduct of its business); (b) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof will be fully preserved and maintained (except with respect to such properties as the Borrower in good faith determines are not useful and necessary in the conduct of its business); and (c) maintain all leases of real or personal property in good standing, free of any defaults by the Borrower thereunder (except for such properties as the Borrower in good faith determines are not useful and necessary in the conduct of its business); and (d) possess and maintain all intellectual property rights material and necessary to the conduct of its business and own all right, title and interest in and to, or have a valid license for, all such intellectual property rights. Neither Holdings nor any of its Subsidiaries shall take or fail to take any action which would result in the invalidity, abandonment, misuse or unenforceability of such intellectual property rights or which would infringe upon or misappropriate any rights of other Persons.

6.7Employee Plans. The Borrower will: (a) notify the Bank promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of the Borrower or any Subsidiary for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Bank’s prior written approval of such establishment; (b) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (c) promptly after the filing thereof, furnish to the Bank a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (d) notify the Bank promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might

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constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (e) notify the Bank prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by the Borrower or any Subsidiary; and (f) promptly furnish such additional information concerning any Plan as the Bank may from time to time request.

6.8Notice of Default. The Borrower will give prompt written notice to the Bank of the occurrence of any Default or Event of Default under any of the Loan Documents. Similarly, the Borrower will give prompt written notice to the Bank of any failure to pay, perform or observe or any other default by the Borrower, any Subsidiary or any other Loan Party under any other existing or future agreement by which the Borrower, any Subsidiary or any other Loan Party is bound if such default could reasonably be expected to have a Material Adverse Effect.

6.9Books and Records; Inspection; Bank Audits. The Borrower will, and will cause Holdings and each of its Subsidiaries to: (a) maintain complete and accurate books and financial records in accordance with GAAP (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); and (b) upon reasonable written notice during normal working hours permit the Bank and Persons designated by the Bank to visit and inspect its properties and to conduct any environmental tests or audits thereon, to inspect and audit its books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts receivable) and the Collateral, and to discuss its affairs, finances, inventory and accounts receivable and operations with its directors, officers, employees and agents and its independent public accountants; provided that if an Event of Default is not then existing, Bank shall only exercise such right once per calendar year.

6.10Other Agreements. Borrower will, and will cause Holdings and its Subsidiaries to maintain in full force and effect all material contracts between Borrower or any Subsidiary of Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier or distributor.

6.11Bank May Perform Obligations; Further Assurances. The Borrower will permit the Bank, if the Bank so elects in its sole discretion, to pay or perform any of the Borrower’s Obligations hereunder or under the other Loan Documents and to reimburse the Bank, on demand, or, if the Bank so elects, by the Bank making a Revolving Credit Loan on the Borrower’s behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Bank in connection therewith and all costs and expenses incurred by or on behalf of the Bank in connection therewith. The Borrower further agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Bank may reasonably request from time to time to create, perfect, continue or otherwise assure the Bank with respect to any Lien created or purported to be created by any of the Loan Documents or to otherwise create, evidence or assure the Bank’s rights and remedies under, or as contemplated by, the Loan Documents or at law or in equity.

6.12Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to promote compliance by Holdings, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti- corruption laws.

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6.13Bank Accounts. The Borrower will, and will cause Holdings and its Subsidiaries to, maintain at all times their primary operating and deposit accounts and treasury management services with the Bank. Notwithstanding the foregoing, the Borrower shall be permitted to maintain local store deposit accounts with other depository institutions, which such local store deposit accounts shall be swept (subject to a $3,000 peg balance with respect to each such deposit account) on a weekly basis to the Borrower’s primary operating account.

Section 7 Negative Covenants

So long as any Obligations (other than contingent indemnification obligations for which no demand has then been made) remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:

7.1Liens. The Borrower will not, nor will it permit Holdings or any Subsidiary to, create or suffer to exist any Lien, except for Permitted Liens, upon or with respect to any of its properties, whether Holdings or any Subsidiary owns or has an interest in such properties on the Closing Date or at any time thereafter.

7.2Debt. The Borrower will not, nor will it permit Holdings or any Subsidiary to, create or suffer to exist any Debt except for Permitted Debt.

7.3Restricted Investments. The Borrower will not, nor will it permit Holdings or any Subsidiary to, make or permit to exist any loans or advances to or any other Investment in any Person (including any member or shareholder of any Loan Party or any Affiliates and including by way of a Division), except Investments in (a) interest-bearing United States Government obligations, (b) certificates of deposit issued by or time deposits with any commercial bank organized and existing under the laws of the United States or of any state thereof having capital and surplus of not less than $25,000,000, (c) prime commercial paper rated AAA by Standard and Poor’s or Prime P-1 by Moody’s Investor Service, Inc., (d) agreements involving the sale and guaranteed repurchase of United States Government securities or (e) Capital Expenditures made in connection with new Vintage Stock store openings in the ordinary course of business consistent with past practices. All instruments and documents evidencing such Investments must be pledged to the Bank promptly after the Borrower’s or its Subsidiary’s receipt thereof, will be security for the Obligations, and will be Collateral hereunder. Without limiting the foregoing, the Borrower may not make any loans or advances to, or any other investments in, any Subsidiary that is not a Loan Party.

7.4Structure; Disposition of Assets. The Borrower will not, nor will it permit Holdings or any Subsidiary to, merge or consolidate with, consummate any Division, or otherwise acquire, or be acquired by, any other Person, except that, so long as no Default exists or would result therefrom any Subsidiary may merge with the Borrower and any Borrower may merge with another Borrower, provided that the Borrower must be the continuing or surviving Person. The Borrower will not, nor will it permit Holdings or any Subsidiary to, sell, lease or otherwise transfer all or any part of its properties, real or personal (including by way of a Division), other than, for so long as no Event of Default exists, (a) the sale of inventory in the ordinary course of the Borrower’s business, (b) the disposition of obsolete equipment to the extent permitted under the terms of this Agreement and (c) the disposition by any Subsidiary of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower. Without limiting the foregoing, the Borrower will not, nor will it permit any Subsidiary, to sell, lease or otherwise transfer all or any part of its properties, real or personal, to any Subsidiary that is not a Loan Party.

7.5Fundamental Changes. The Borrower will not, and will not permit Holdings or any Subsidiary to: (a) modify, amend, change, or permit the modification, amendment or change of its

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organizational documents in any manner that is materially adverse to any Loan Party or the Bank; or (b) wind up, liquidate, or dissolve itself or effect a recapitalization or reorganization in any form of transaction or otherwise alter its legal status. Borrower shall notify Bank promptly, but in any event within ten (10) Business Days following the effectiveness thereof, of any material modification, amendment, or change to its organizational documents.

7.6Sale-Leasebacks; Subsidiaries; New Business. The Borrower will not, nor will it permit Holdings or any Subsidiary to, enter into any sale and leaseback transaction with respect to any of its properties or create any Subsidiary, or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date.

7.7Issuance of Securities. The Borrower will not, nor will it permit any Subsidiary to, (a) authorize, issue, sell, assign, or otherwise dispose of, or create a new class of, any Equity Interests or any option, warrant, or other right to acquire any of Borrower’s or its Subsidiaries’ Equity Interests, or (b) amend or modify any equity incentive plan or employee equity ownership plan of Borrower, or any Subsidiary thereof as in existence as of the Closing Date or adopt any new equity incentive plan or employee equity ownership plan of Borrower, or any Subsidiary thereof or issue any of its Equity Interests to its employees or any of its Subsidiaries’ employees.

7.8Conflicting Agreements. The Borrower will not, nor will it permit any Subsidiary or any other Loan Party to, enter into any agreement any term or condition of which conflicts with any provision of this Agreement or the other Loan Documents.

7.9Changes in Accounting Principles; Fiscal Year. The Borrower will not, nor will it permit Holdings or any Subsidiary to, make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor will the Borrower, without first obtaining the Bank’s written consent, change its fiscal year or the fiscal year of Holdings or any Subsidiary.

7.10Transactions With Affiliates. Except for the Management Agreement, the Borrower will not, and will not permit Holdings or any Subsidiary to, enter into or be a party to any transaction or arrangement, including the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as those which would be obtained in a comparable arms-length transaction with a non-Affiliate. The Borrower will not and will not permit any Loan Party or any Subsidiary to make any payment (a) under the Management Agreement (including any fees, commission, reimbursement obligations or any similar payment); provided, however, that so long as no Default or Event of Default then exists or would result from the payment thereof, the Loan Parties may pay Permitted Management Fees to Sponsor. The Borrower will not and will not permit any Loan Party to seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to the Management Services Agreement without the Bank’s prior written consent.

7.11Restricted Payments. The Borrower will not, and will not permit Holdings or any Subsidiary to, pay any dividends or make any other Restricted Payments in respect of any Equity Interests of Holdings or such Subsidiary or redeem or otherwise acquire any such stock or other Equity Interests; provided, however, that, if no Default or Event of Default then exists or would result therefrom, Holdings and its Subsidiaries may pay dividends and distributions to each Person that owns its Equity Interests, ratably according to their respective holdings of such Equity Interests in respect of which such dividend or distribution is being made.

7.12Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, nor will it permit any Loan Party to, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend,

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contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti- corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).

7.13Name or Chief Executive Address Change. The Borrower will not, and will not permit any Loan Party or any Subsidiary to change its name, FEIN numbers, or chief executive addresses except upon twenty (20) days’ (or such shorter period as is agreed to by Bank) prior written notice to Bank.

7.14Specific Financial Covenants. So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows.

(a)Fixed Charge Coverage. The Borrower must achieve a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 at the end of each fiscal quarter of the Borrower for the twelve-month period ending on such date.

(b)Capital Expenditures. The aggregate amount of Capital Expenditures by the Borrower and its Subsidiaries may not exceed $750,000 during any fiscal year of the Borrower.

Section 8 Default

8.1Events of Default. Each of the following events will constitute an Event of Default hereunder:

(a)Monetary Default. Any Loan Party fails to pay any principal under the Loan Documents in accordance with its terms or any other monetary Obligation under the Loan Documents within three (3) days following the date such Obligation would otherwise be due in accordance with its terms; or

(b)Material Non-Monetary Default. The Borrower fails to perform or observe any term, covenant or other provision contained in Sections 6.1, 6.2, 6.3, 6.4, 6.8, 6.12 or Section 7 of this Agreement in accordance with the terms thereof; or

(c)Other Non-Monetary Default. (i) Any Loan Party fails to perform or observe any other term, covenant or other provision in any Loan Document (other than any term, covenant or provision addressed in Subsections (a) or (b) above) in accordance with the terms thereof and, if such default is curable, the Borrower fails to cure such default within 30 days after the earlier of (A) the Borrower becoming aware of such default, or (B) the Bank notifying the Borrower of such default; or
(ii) any “Event of Default” (as such term is defined in any other Loan Document to which any Loan Party is a party) occurs, or any Loan Party fails to perform or

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observe any obligation, term or other provision of any Loan Document beyond any applicable grace, cure or notice period; or

(d)Misrepresentation. Any representation or warranty made or furnished by any Loan Party in connection with this Agreement or the other Loan Documents proves to be incorrect, incomplete or misleading in any material respect when made (or if such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in all respects); or

(e)Cross-Default. Any Loan Party or any Subsidiary of any Loan Party fails to pay when due any Debt having an aggregate principal amount of more than $50,000 (other than a monetary Obligation due the Bank under the Loan Documents, as contemplated by Subsection (a) above) or to perform or observe any other obligation or term in respect of such Debt, and, as a result of any such failure, the holder of such Debt accelerates or is entitled to accelerate the maturity thereof or requires or is entitled to require any Loan Party or any other Person to purchase or otherwise acquire such Debt; or (ii) the occurrence of any default or event of default (after the expiration of any applicable notice and/or cure period) under any contract or agreement between any Loan Party or any of its Subsidiaries and the Bank; or

(f)Insolvency. Any Loan Party ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against any Loan Party under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against any Loan Party, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or any Loan Party makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(g)Change of Control. (i) Live Ventures, Inc. ceases to own free and clear of all Liens, and control, directly or indirectly, at least 80% of the issued and outstanding Equity Interests of Holdings on a fully diluted basis, or shall fail at any time to direct or cause the direction of the management, policies, and operations of Holdings or any such other Subsidiaries, or (ii) Holdings ceases to own free and clear of all Liens, and control, directly or indirectly, at least 100% of the issued and outstanding Equity Interests of Vintage Stock and each of its other Subsidiaries on a fully diluted basis, or shall fail at any time to direct or cause the direction of the management, policies, and operations of Vintage Stock or any such other Subsidiaries; or

(h)Contest Loan Documents. Any Loan Party challenges or contests in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Bank; or

(i)Guaranty. Any Guarantor revokes or attempts to revoke (in whole or in part) the Guaranty signed by such Guarantor, or repudiates (in whole or in part) such Guarantor’s liability thereunder or is in default under the terms thereof or dies or is judicially declared incompetent; or

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(j)Judgments. One or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate during any 12-month period is rendered against any Loan Party; or

(k)Lien. The Bank ceases to have a duly perfected first priority security interest in the Collateral subject to no Liens other than Permitted Liens; or

(l)Seizure of Assets. Borrower, any Subsidiary or any of its properties, revenues or assets valued at more than $50,000 in the aggregate shall become subject to an order of forfeiture, seizure, or divestiture (excluding condemnation by a Governmental Authority) and the same shall not have been discharged within thirty
(30) days from the date of entry thereof;

(m)Plans; ERISA Events. With respect to a Plan, any Borrower or an ERISA Affiliate is subject to a lien in excess of $500,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)Material Adverse Change. Any act or event occurs which has Material Adverse Effect; or

(o)Management Agreement. The occurrence of any event of default (after the expiration of any applicable notice and/or cure period) under the Management Agreement.

8.2Obligation to Lend; Acceleration. After the occurrence and during the continuation of any Default, the Bank may declare the obligation of the Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same will forthwith terminate, or, if the Bank so elects, to reduce Collateral advance rates or otherwise reduce the maximum Borrowing Base by such amounts as the Bank elects in its sole and absolute discretion from time to time. After the occurrence and during the continuation of any Event of Default, the Bank may declare the Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest thereon and all such other Obligations will become and be forthwith due and payable, without presentment, protest or further notice or demand of any kind, all of which are waived by the Borrower. Notwithstanding the foregoing, in case of any event with respect to the Borrower described in Section 8.1(f), the Bank’s obligation to make Loans or to otherwise extend credit hereunder shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. If, notwithstanding the foregoing, after the occurrence and during the continuation of any Default or Event of Default, as the case may be, the Bank elects (any such election to be in the Bank’s sole and absolute discretion) to make one or more advances under this Agreement or to not accelerate all or any of the Obligations, any such election will not preclude the Bank from electing thereafter (in its sole and absolute discretion) to not make advances or to accelerate all or any of the Obligations, as the case may be.

8.3Remedies. Upon or after the occurrence and during the continuation of any Event of Default, the Bank has and may exercise from time to time the following rights and remedies:

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(a)All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Bank may be entitled, all of which rights and remedies will be cumulative, and none of which will be exclusive, and all of which will be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents.

(b)The right to take immediate possession of the Collateral, and (i) to require the Borrower to assemble the Collateral, at the Borrower’s expense, and make it available to the Bank at a place designated by the Bank which is reasonably convenient to both parties, and (ii) to enter upon and use any premises in which the Borrower or any Subsidiary has an ownership, leasehold or other interest, or wherever any of the Collateral may be located, and to store, remove, abandon, manufacture, sell, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Bank to the Borrower, any Subsidiary or any other Person for the use of such premises or such Collateral.

(c)The right to sell or otherwise dispose of all or any inventory or equipment in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Bank, in its sole discretion, may deem advisable. The Borrower agrees that not less than 10 days prior written notice to the Borrower of any public or private sale or other disposition of such Collateral will be reasonable notice thereof, and such sale will be at such locations as the Bank may designate in such notice. The Bank has the right to conduct such sales on the Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. The Bank has the right to sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.

(d)The Bank is granted a license or other right to use, without charge, all of the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral or any other property of the Borrower, in storing, removing, transporting, manufacturing, advertising, selling or otherwise using the Collateral, and the Borrower’s rights in and under such property will inure to the Bank’s benefit.

(e)The proceeds realized from the sale of any Collateral may be applied, after the Bank is in receipt of good funds, as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, manufacture, protection, removal, storage, sale and delivery of the Collateral; second, to any fees or expenses due the Bank under the Loan Documents; third, to interest due upon any of the Obligations; and fourth, to the principal of the Obligations; or in such other manner as the Bank may elect in its sole discretion. If any deficiency arises, each Loan Party will remain jointly and severally liable to the Bank therefor. Any surplus remaining after payment in

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full of the Obligations may be returned to the Borrower or to whomever may be legally entitled thereto.

8.4Right of Set-off. Upon or after the occurrence and during the continuation of any Event of Default, the Bank is authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not the Bank has made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

Section 9 Miscellaneous

9.1Notices.

(a)Except as otherwise provided herein (and except as provided in paragraph (b) below), all notices, requests and demands to or upon a party to this Agreement to be effective must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

If to the Bank:    If to the Borrower:

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Bank Midwest, a division of NBH Bank 1111 Main Street, Suite 2700
Kansas City, Missouri 64105 Attn.: Lathem Scott
Email: lathem.scott@bankmw.com

202 E. 32nd Street Joplin, MO 64804 Attn: Seth Bayless
Email: Seth.Bayless@vintagestock.com

with copies (which will not constitute notice) to: Live Ventures Incorporated
325 E. Warm Springs Rd #102 Las Vegas, NV 89119
Attn: Eric Althofer
Email: ealthofer@liveventures.com

with a copy (which will not constitute notice) to:

Stinson LLP
1201 Walnut St., Suite 2900 Kansas City, Missouri 64106 Attn.: Scott P. Smalley
Email: scott.smalley@stinson.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, NC 28202 Attn.: Aaron S. Rothman
Email: aaron.rothman@klgates.com

or to such other address as each party may designate for itself by like notice given in accordance with this Section. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, except that notices to the Bank under Section 2 shall not be effective unless and until actually received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b)Notices and other communications to the Bank hereunder may be delivered or furnished by Email pursuant to procedures approved by the Bank. The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Bank otherwise prescribes, notices and other communications sent to an Email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or, if not sent during the normal business hours of the recipient, at the opening of business on the next business day for the recipient.

9.2Power of Attorney. The Borrower irrevocably designates, makes, constitutes and appoints the Bank, and all Persons designated by the Bank, as the Borrower’s true and lawful attorney and agent-in- fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until the Obligations (other than contingent indemnification obligations for which no claim has then been made) have been indefeasibly paid in full and the Bank has no duty to extend credit to or for the benefit of the Borrower), and the Bank, and any Persons designated by the Bank, may, at any time an Event of Default exists, and without notice to or the consent of the Borrower and in either the Borrower’s or the Bank’s name, but at the cost and expense of the Borrower, (a) pay and perform any Obligation to be paid or performed under any of the Loan Documents, (b) endorse the Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Bank or under the Bank’s control, and (c) (i) to the extent the Collateral consists of Accounts, demand payment of all such Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of the Borrower’s rights and remedies with respect to the collection of the Accounts, (ii) settle, adjust, compromise, discharge or release any Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral, (iii) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable, (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (v) prepare, file and sign the Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (vi) receive, open and process all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Bank may designate, (vii) endorse the name of the Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of the Bank on account of the Obligations, (viii) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to Accounts, inventory and any other Collateral, (ix) use the Borrower’s stationery and sign the name of the Borrower to verifications of accounts and notices thereof to Account Debtors, (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to Accounts, inventory, equipment and any other Collateral and to which the Borrower has access, (xi) make and adjust claims under policies of insurance, and (xii) do all other acts and things necessary, in the Bank’s reasonable determination, to fulfill the Borrower’s obligations under this Agreement.

9.3Indemnity. The Borrower agrees to indemnify, defend and hold harmless the Bank, its holding company and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank or its holding company from and against any and all damages, settlement amounts, expenses (including reasonable and documented out-of-pocket attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of the Borrower’s failure to observe, perform or discharge any of the Borrower’s duties under any of the Loan Documents or any misrepresentation made by or on behalf of the Borrower under any of the Loan Documents. Without limiting the generality of the foregoing, this indemnity will extend

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to any claims asserted against the Bank or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of the Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Substances. The Borrower further agrees to indemnify, defend and hold harmless the Bank, its holding company and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank or its holding company from and against any and all damages, settlement amounts, expenses (including reasonable and documented out-of-pocket attorneys’ fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to the Credit Agreement, any of the other Loan Documents or any of the transactions described in or contemplated by any of the foregoing (including any such losses incurred by any one or more indemnified parties arising out of any claim by any Guarantor), except to the extent such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Bank. All indemnities given by the Borrower to the Bank under the Loan Documents, including the indemnities set forth in this Section, will survive the repayment of the Loans and the termination of this Agreement. This Section shall not apply with respect to taxes, assessments, or other governmental charges unless they represent losses, claims, damages, etc. arising from any non-tax claim.

9.4Entire Agreement; Modification of Agreement; Sale of Interest. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Bank. The Borrower may not directly or indirectly sell, assign or transfer any interest in or rights under this Agreement or any of the other Loan Documents. The Bank may sell or offer to sell the Loan or interests therein to one or more assignees or participants. With respect to a sale of the Loan, Bank shall first obtain Borrower’s prior written consent, not to be unreasonably withheld, delayed or conditioned; provided that if a Default or Event of Default has occurred and is continuing, no consent shall be required. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Bank in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were the Bank hereunder.

9.5Reimbursement of Expenses. If, at any time or times prior or subsequent to the Closing Date, regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Bank employs counsel for advice or other representation, or incurs reasonable and documented legal and/or appraisers’, liquidators’, engineers’ expenses and/or other costs or out-of- pocket expenses in connection with: (a) the negotiation and preparation of this Agreement and any of the other Loan Documents, any amendment or other modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein or therein to a participating lender or other Person; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, the Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Loan Documents or the Borrower’s affairs; (c) any attempt to enforce any rights of the Bank against the Borrower or any other Person which may be obligated to the Bank by virtue of this Agreement or any of the other Loan Documents, including any account debtors, irrespective of whether litigation is commenced in pursuance of such rights; and/or (d) any attempt to inspect, verify, appraise, protect, preserve, restore, collect, sell, manufacture, liquidate or otherwise dispose of or realize upon the Collateral (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, such Expenses will be payable on demand by the Borrower to the Bank, and will be additional Obligations and be secured by the Collateral and may be funded, if the Bank so elects, by the Bank making a Revolving Credit Loan or

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other loan under this Agreement on the Borrower’s behalf and paying the same to the Persons to whom such Expenses are payable. Additionally, if Other Taxes (excluding taxes imposed upon or measured by the income of the Bank) are payable on account of the execution or delivery of this Agreement or the other Loan Documents, or the execution, delivery, issuance or recording of any of the Loan Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the Closing Date, the Borrower will pay all such Other Taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Bank harmless from and against all liabilities in connection therewith.

9.6Indulgences Not Waivers. The Bank’s failure, at any time or times on or after the Closing Date, to require strict performance by the Borrower or any other Loan Party of any provision of this Agreement or the other Loan Documents shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of a Default or an Event of Default by the Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrower under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default under this Agreement or any of the other Loan Documents will be deemed to have been suspended or waived by the Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Bank and directed and delivered to the Borrower.

9.7Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8Successors and Assigns. This Agreement and the other Loan Documents, will be binding upon and inure to the benefit of the successors and assigns of the Borrower and the Bank. This provision, however, will not be deemed to modify Section 9.4 hereof.

9.9General Waivers by Borrower. Except as otherwise expressly provided for in this Agreement, the Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which the Borrower may in any way be liable and ratifies and confirms whatever the Bank may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank’s remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the other Loan Documents and/or any of the Bank’s rights in respect of the Collateral. Subject to the following sentence, the Borrower also waives any right of setoff or similar right the Borrower may at any time have against the Bank as a defense to the payment or performance of the Borrower’s Obligations. If the Borrower now or hereafter has any claim against the Bank giving rise to any such right of setoff or similar right, the Borrower agrees not to assert such claim as a defense or right of setoff with respect to the Borrower’s Obligations under the Loan Documents or otherwise, and to instead assert any such claim, if the Borrower so elects to assert such claim, in a separate

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proceeding against the Bank and not as a part of any proceeding or as a defense to any claim initiated by the Bank to enforce any of the Bank’s rights under any of the Loan Documents.

9.10Collateral Protection Act Notice. The following notice is given pursuant to Mo. Rev. Stat.
§ 427.120: “UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.”

9.11Mo. Rev. Stat. § 432.047 Statement. The following statement is given pursuant to Mo. Rev. Stat. § 432.047: “Oral or unexecuted agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.” For purposes of this Section 9.11 and the foregoing Missouri statute, all of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between the terms of this Agreement and those of the other Loan Documents, the terms of this Agreement will prevail and govern.

9.12Execution in Counterparts; Facsimile Signatures. This Agreement and each other Loan Document may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement or any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Missouri Uniform Electronic Transactions Act, or any other similar state laws or regulations based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into

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electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by it provided that without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature from any pay hereto, the Bank and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Bank, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Bank or the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or any other Loan Document, including with respect to any signature pages thereto. As used herein, “Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006 and “Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

9.13USA Patriot Act Notice. The Bank notifies the Borrower and each other Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the Act. The Borrower agrees to provide such information and take such other action as the Bank may request from time to time to enable the Bank to comply with the provisions of the Act with respect to the transactions described in the Loan Documents.

9.14Governing Law; Consent to Forum. This Agreement will be governed by the laws of the State of Missouri without giving effect to any choice of law rules thereof. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state or federal court located within Jackson County, Missouri (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrower at the address stated in Section 9.1 hereof and service so made will be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Bank (except by way of a defense or counterclaim in a proceeding initiated by the Bank) any claim or other assertion of liability relating to any of the Loan Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum. Nothing in this Agreement will affect the Bank’s right to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in courts of other jurisdictions.

9.15Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower waives any right to trial by jury (which the Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Loan Documents, the Obligations, the Collateral or the Bank’s actions or inactions. To effectuate the foregoing, the Borrower grants the Bank an irrevocable power of attorney to file, as attorney-in-fact for the Borrower, a copy of this Agreement in any Missouri court pursuant to Mo. Rev. Stat. § 510.190 and Rule 69.01, V.A.M.R. and/or any other applicable law, and the copy of this Agreement so filed will conclusively be deemed to constitute the Borrower’s waiver of trial by jury in any proceeding arising out of or otherwise relating to any of the Loan Documents, the Obligations, the Collateral or the

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Bank’s actions or inactions. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges that the Bank is relying upon and would not enter into the transactions described in the Loan Documents on the terms and conditions set forth therein but for the Borrower’s waivers and agreements under this Section.

[signature page(s) to follow]

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The parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

BORROWER:

VINTAGE STO

By:_----li:----:
Seth Bay ess, Chief Operating Officer and Vice President

BANK:

BANK MIDWEST, A DIVISION OF NBH BANK

By:         Lathem A. Scott, Vice President

Credit Agreement - Signature Page

The parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

BORROWER:

VINTAGE STOCK, INC.

By:_
Seth Bayless, Chief Operating Officer and Vice President

BANK:

BAN WEST, A DIVI ON OF NBH BANK
By: -
Lathem A. Scott, Vice President

Credit Agreement - Signature Page